Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS EXPANDS RELATIONSHIP WITH

MEMORIAL HERMANN HEALTHCARE SYSTEM

Dallas, Texas (September 29, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced the expansion of its relationship in Houston, Texas, with Memorial Hermann Healthcare System to include United Surgical Partners International’s three existing surgical facilities. The Company now has a total of four facilities that it operates through the Memorial Hermann partnership and expects to add several more projects in the near future.

Commenting on the expansion of the relationship, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We continue to make progress on our development initiatives, including the expansion of relationships with not-for-profit organizations with whom we have had previously enjoyed successful relationships. We look forward to working with Memorial Hermann Healthcare System to expand outpatient surgery in the Houston market.”

Memorial Hermann, a not-for-profit healthcare system, provides quality, comprehensive programs and services for a person’s whole life. Through its 11 hospitals located in the Texas Medical Center and the greater Houston area, Memorial Hermann offers the convenience of healthcare in neighborhoods where people live and work as well as easy access to the resources and technology of a university-affiliated teaching hospital. Memorial Hermann takes a holistic approach to healthcare, offering programs and services that address the physical, social, psychological and spiritual aspects of well being.

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 70 surgical facilities in the United States, Spain and the United Kingdom. Of the Company’s 58 domestic facilities, 33 are jointly owned with 13 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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